Exhibit 99.2

AMENDMENT 2007-1

TO THE

IMMUNICON CORPORATION

2004 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, the Immunicon Corporation, or the Company, maintains the Immunicon Corporation 2004 Employee Stock Purchase Plan, or the ESPP, for the benefit of its eligible employees;

WHEREAS, since the adoption of the ESPP, shares of the Company’s Common Stock, par value $0.001 per shares, or Common Stock, have been issued to eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, in consideration of the number of unissued shares of Common Stock remaining in the ESPP and the anticipated number of shares of Common Stock to be issued or transferred under the Plan during the foreseeable future, the Board of Directors of the Company desires to amend the ESPP to increase the total number of shares of Common Stock authorized for issuance or transfer under the Plan by an additional 200,000 share, to a total of 400,000 shares.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan is hereby amended as follows:

The first sentence of Section 4 (A) of the ESPP is hereby amended in its entirety to read as follows:

“The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 400,000 shares.”

IN WITNESS WHEREOF, to record the adoption of this Amendment 2007-1 to the ESPP, the Company has caused the executive this instrument on this 12th day of June, 2007.

Attest:

/s/ James L. Wilcox	By:	/s/ James G. Murphy
	Title:	Senior Vice President, Finance and Administration and Chief Financial Officer